Exhibit 99.1

5 December 2023

CEO Share Sale

San Francisco area-based Life360, Inc. (Life360 or the Company) (ASX:360) Co-Founder and Chief Executive Officer, Chris Hulls, has sold a small percentage of his shares in the Company, equivalent to approximately US$4 million.

Mr Hulls said: “I am undertaking this sale to cover personal tax obligations related to the June 2023 settlement of my previously disclosed share-backed loans and this transaction. The taxes are due beginning in January 2024 and as a result, this is the last trading window for me to sell to fund these obligations. As the overwhelming majority of my assets are in shares of Life360, this is my primary means to cover this liability.

“While I do not have any other major liabilities coming due, I plan to slowly diversify my holdings over the next five years in-line with US market norms, where founders with significant concentration in their companies regularly implement conservative diversification plans. After this five-year period, I still expect the majority of my net worth will remain in Life360 shares.

“I am discussing a process with the Company to provide market visibility into any future transactions while also complying with ASX and SEC regulations. In coming weeks, I will also be transferring additional shares into trusts for family members which will appear as a change in my holdings, however will not result in any additional tax liabilities or share sales.”

Investor Conference Call

An Investor Conference Call with Co-Founder and CEO Chris Hulls will be held today at 9.30am AEDT Tuesday 5 December (Monday 4 December 2023 US PT at 2.30pm). The call will be held as a Zoom audio webinar.

Participants wishing to ask a question should register and join via their browser here.

Participants joining via telephone will be in a listen only mode.

Dial in details

Australia : +61 2 8015 6011

US : +1 669 444 9171

Other countries : details

Meeting ID : 915 8721 8157

A replay will be available after the call at https://investors.life360.com

Authorisation

John Coghlan, Chairman of Life360 authorized this announcement being given to ASX.

About Life360

Life360 operates a platform for today’s busy families, bringing them closer together by helping them better know, communicate with, and protect the pets, people and things they care about most. The Company’s core offering, the Life360 mobile app, is a market leading app for families, with features that range from communications to driving safety and location sharing. Life360 is based in the San Francisco area and had approximately 58 million monthly active users (MAU) as of September 30, 2023 located in more than 150 countries. For more information, please visit life360.com.

Tile, a Life360 company, locates millions of unique items every day by giving everything the power of smart location. Leveraging its superior nearby finding features and vast community that spans over 150 countries, Tile’s cloud-based finding platform helps people find the things that matter to them most. In addition to trackers in multiple form factors for a variety of use cases, Tile’s finding technology is embedded in over 55 partner products across audio, travel, wearables, smart home, and PC categories. For more information, please visit Tile.com.

Life360, Inc. | ARBN 629 412 942 | 1900 S. Norfolk St, Ste 310, San Mateo, CA 94403 | investors.life360.com	Page 1

Contacts

For Australian investor enquiries:	For Australian media enquiries:
Jolanta Masojada, +61 417 261 367	Giles Rafferty, +61 481 467 903
jmasojada@life360.com	grafferty@firstadvisers.com.au

For U.S. investors	For U.S. media inquiries:

investors@life360.com	press@life360.com

Life360’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs, have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future except in very limited circumstances until after the end of the restricted period, unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.

Life360, Inc. | ARBN 629 412 942 | 539 Bryant St, Suite 402, San Francisco, CA 94107 | investors.life360.com	Page 2